Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Hornbeck Offshore Services, Inc. Incentive Compensation Plan and to the incorporation by reference therein of our report dated January 30, 2004 (except with respect to the matters discussed in Note 3 and paragraph 10 of Note 7 as to which the date is March 5, 2004), with respect to the consolidated financial statements of Hornbeck Offshore Services, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

New Orleans, Louisiana

September 17, 2004